Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor/Media Contact:
Stephen Anderson - 336-436-5076
Company Information: www.labcorp.com
358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

GARHENG KONG NAMED TO LABCORP® BOARD OF DIRECTORS

Laboratory Corporation of America® Holdings (LabCorp®) (NYSE:LH) today announced that Garheng Kong, MD, PhD, has been appointed to its Board of Directors, effective December 1, 2013.

“We are delighted that Garheng has accepted our invitation to join the LabCorp Board of Directors, effective December 1, 2013,” said David P. King, Chairman and Chief Executive Officer. “Garheng’s broad life sciences experience, ranging from his medical training to his leadership in several venture backed companies to his strategic investment analysis brings a unique and important perspective to LabCorp as we continue to execute our five pillar strategy.”

Dr. Kong is a General Partner in Sofinnova Ventures, a life sciences investment firm based in Menlo Park, California.  He has served as chairman and director on the boards of numerous companies, and operated as interim CEO for two venture-backed companies. Prior to joining Sofinnova Ventures, Dr. Kong was at Intersouth Partners, most recently as a general partner.  During that time, he served as the founding investor and chairman of numerous life sciences companies. Dr. Kong has served on the boards of directors of numerous organizations supporting innovation and research in the life sciences field, including the North Carolina Biotechnology Center, the Hamner Institutes for Life Sciences, the University of Florida Biotechnology Council, and the Investor Advisory Board for the Florida Institute for the Commercialization of Public Research.  Prior to his career in private equity, Dr. Kong worked for GlaxoWellcome in clinical development and marketing and for McKinsey & Company.  Dr. Kong received his MD (Medical Scientist Training Program), PhD in Biomedical Engineering, and MBA from Duke University.  He also holds degrees in Chemical Engineering and Biological Sciences from Stanford University.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing.  With annual revenues of $5.7 billion in 2012, over 34,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics.  LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group:  The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc, The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, Dianon Pathology, Monogram Biosciences, Inc, Colorado Coagulation, Cellmark Forensics, MedTox, and Endocrine Sciences.  LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division.  LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our website at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors.  Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2012, and subsequent SEC filings.